Exhibit (n)(ii)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 27, 2020, with respect to the financial statements and financial highlights of XAI Octagon Floating Rate & Alternative Income Term Trust for the year ended September 30, 2020, incorporated herein by reference, and to the reference to our firm under the heading “Financial Highlights” in the Prospectus filed on Form N-2.

/s/ KPMG LLP

Chicago, Illinois
January 20, 2022